UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2013

DIAL GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-14691	95-3980449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
220 W. 42nd Street New York, NY		10036
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (212) 967-2888

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1    Registrant's Business and Operations

Item 1.02	Termination of a Material Definitive Agreement.

On February 8, 2013 (the “Termination Date”), Mr. Landau elected to terminate his employment agreement for “good reason” in accordance with the change in the executive management of Dial Global, Inc. (the “Company”) to a single-CEO structure. As part of his employment agreement, Mr. Landau will continue to receive his contractual base salary ($600,000) in equal installments over two (2) years and benefits at the Company's expense provided Mr. Landau executes the general release attached to his employment agreement in connection therewith and does not breach or revoke it or certain provisions of his employment agreement. Additionally, the portion of Mr. Landau's stock option for 1,637,000 shares at an exercise price of $3.27/share (awarded on December 20, 2011) scheduled to vest on or prior to the six-month anniversary of the Termination Date (i.e., August 8, 2013), or approximately 15% of the option award, accelerated and immediately vested upon the Termination Date and will remain exercisable for one year through February 8, 2014. Mr. Landau is subject to a two-year non-compete in connection with the foregoing. A copy of the Company's employment agreement with Mr. Landau was previously filed with the SEC.

Section 5    Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    On February 8, 2013, Mr. Landau's employment with the Company terminated as described in Item 1.02 above. Mr. Landau was co-Chief Executive Officer of the Company. As part of the executive management change noted above, Mr. Williams, also previously a co-Chief Executive Officer of the Company, became the Company's President. Mr. Williams will report to Mr. Brown who became the Company's sole Chief Executive Officer effective February 8, 2013.

(e)    The information in Item 1.02 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.02(e).

Section 9    Financial Statements and Exhibits

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits. None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAL GLOBAL, INC.

Date: February 14, 2013	By: /s/ Melissa Garza
Name: Melissa Garza
Title: General Counsel